Exhibit 21.1

SIRF TECHNOLOGY HOLDINGS, INC.

List of Subsidiaries

1. SiRF Technology, Inc., Delaware

2. SiRF Technology, K.K., Japan

3. SiRF Technology, A. B, Sweden

4. SiRF Technology GmbH, Germany

5. SiRF Technology (India) Pvtd. Ltd., India

6. ImpulseSoft, Pvtd., India

7. SiRF Technology (Cayman) Ltd., Cayman

8. SiRF Technology Pte Ltd., Singapore

9. SiRF International LLC, Delaware

10. SiRF Technology China Holdings LLC, Delaware

11. Centrality LLC, Korea

12. Shanghai Centrality Communications Co. Ltd., People’s Republic of China

13. Centrality Limited, Cayman